Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$3,468,000	$420.32

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

August 9, 2019

PRICING SUPPLEMENT

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the iShares® MSCI EAFE Index ETF, the iShares® FTSE China Large-Cap ETF, and the S&P® Midcap 400 ETF Trust

►	Quarterly contingent coupon payments at a rate of 2.25% (equivalent to at least 9.00% per annum, payable if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to 70.00% of its Initial Value

►	Callable quarterly at the principal amount plus the applicable contingent coupon on any Call Observation Date on or after August 11, 2020 if the Official Closing Price of each Underlying is at or above its Initial Value

►	If the Notes are not called and the Least Performing Underlying declines by more than 30.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	7 year term if not called prior to maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $944.00 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-4 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000.00	$33.50	$966.50
Total	$3,468,000.00	$116,178.00	$3,351,822.00

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.35% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This document relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The iShares® MSCI EAFE Index ETF (Ticker: EFA), the iShares® FTSE China Large-Cap ETF (Ticker: FXI), and the S&P® Midcap 400 ETF Trust (Ticker: MDY) (each an “Underlying” and together the “Underlyings”)
Trade Date:	August 9, 2019
Pricing Date:	August 9, 2019
Original Issue Date:	August 14, 2019
Final Valuation Date:	August 11, 2026, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	August 14, 2026. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Initial Value on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

 $1,000 + final Contingent Coupon.

■ If the Reference Return of the Least Performing Underlying is less than -30.00%:

 $1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

PS-2

Coupon Observation and Payment Dates:	Observation Dates November 11, 2019		Coupon Payment Dates November 14, 2019
	February 11, 2020		February 14, 2020
	May 11, 2020		May 14, 2020
	August 11, 2020	*	August 14, 2020	**
	November 11, 2020	*	November 16, 2020	**
	February 10, 2021	*	February 16, 2021	**
	May 11, 2021	*	May 14, 2021	**
	August 11, 2021	*	August 16, 2021	**
	November 10, 2021	*	November 15, 2021	**
	February 9, 2022	*	February 14, 2022	**
	May 11, 2022	*	May 16, 2022	**
	August 10, 2022	*	August 15, 2022	**
	November 9, 2022	*	November 14, 2022	**
	February 9, 2023	*	February 14, 2023	**
	May 10, 2023	*	May 15, 2023	**
	August 9, 2023	*	August 14, 2023	**
	November 9, 2023	*	November 14, 2023	**
	February 9, 2024	*	February 14, 2024	**
	May 9, 2024	*	May 14, 2024	**
	August 9, 2024	*	August 14, 2024	**
	November 11, 2024	*	November 14, 2024	**
	February 11, 2025	*	February 14, 2025	**
	May 9, 2025	*	May 14, 2025	**
	August 11, 2025	*	August 14, 2025	**
	November 11, 2025	*	November 14, 2025	**
	February 11, 2026	*	February 17, 2026	**
	May 11, 2026	*	May 14, 2026	**
	August 11, 2026 (the Final Valuation Date)	*	August 14, 2026 (the Maturity Date)	**

*These Observation Dates are also Call Observation Dates
**These Coupon Payment Dates are also Call Payment Dates
Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after August 11, 2020, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after August 14, 2020, as indicated above.
Contingent Coupon:

If the Official Closing Price of each of the Underlyings is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of $22.50 per $1,000 in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	2.25% per quarter (equivalent to 9.00% per annum)
Initial Value:	$62.94 with respect to the EFA, $38.74 with respect to the FXI, and $346.42 with respect to the MDY, each of which was its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Coupon Trigger and Barrier Value:	$44.058 with respect to the EFA, $27.118 with respect to the FXI, and $242.494 with respect to the MDY, each of which is 70.00% of its Initial Value.

PS-3

CUSIP/ISIN:	40435UUU6/US40435UUU68
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
PS-4

GENERAL

This document relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of the Underlyings or any security held by any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this document, beginning on page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Initial Value on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate is 9.00% per annum (or $22.50 per $1,000 in Principal Amount per quarter, if payable).

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -30.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuers

The reference issuer of the EFA and FXI is iShares, Inc. The reference issuer of the MDY is PDR Services, LLC.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

▶	You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of 9.00% per annum if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than -30.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Value, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and forgo dividends or other distributions paid on the Underlyings or the stocks held by the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than -30.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold securities that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Underlyings or the stocks held by the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Underlyings or any of the stocks held by any of the Underlyings. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to the Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Final Value of the Least Performing Underlying is less than its Initial Value .You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of each Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Price of each Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of the Underlyings.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the prices of the Underlyings, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

You are exposed to the market risk of all of the Underlyings, with respect to both the Contingent Coupons, if any, and the payment at maturity, if any.

Your return on the Notes is not linked to a basket consisting of the 3 exchange traded funds. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the Underlyings. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlyings. To receive any Contingent Coupons, each Underlying must close at or above their respective Coupon Triggers on the applicable Observation Date. In addition, if any Underlying has decreased to below its respective Barrier Price as of the Final Valuation Date, you will be fully exposed to the decrease in the Least Performing Underlying on a 1 to 1 basis, even if the other Underlyings have appreciated. Under this scenario, the payment at maturity will be less than 70.00% of the Principal Amount and could be zero. Accordingly, your investment is subject to the market risk of each of the Underlyings.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With 3 Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Price on the Final Valuation Date, than if the Notes were linked to

PS-7

only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its initial price on a Call Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Higher Call Premiums or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the level or price, as applicable, of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the applicable price of that Underlying could close below its Initial Value on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of (i) non-payment of any of the Call Premiums or (ii) loss on the Notes. This greater expected risk will generally be reflected in a higher Call Premiums than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Call Premiums may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The price of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

PS-8

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the prices of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then drops on an Observation Date to a price that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the price of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Underlying prior to such decrease. Although the actual prices of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective prices on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Observation Dates.

Changes that affect an Underlying or its underlying index may affect the price of that Underlying and the market value of the Notes and the amount you will receive on the Notes.

The policies of the Reference Issuer of an Underlying or the index sponsor of its underlying index, concerning additions, deletions and substitutions of the stocks included in that Underlying or its Underlying Index, as applicable, and the manner in which the Reference Issuer or the index sponsor takes account of certain changes affecting those stocks, may affect the price of that Underlying. The policies of the Reference Issuer or the index sponsor with respect to the calculation of an Underlying or its Underlying Index, as applicable, could also affect the price of that Underlying. The Reference Issuer or the index sponsor may discontinue or suspend calculation or dissemination of an Underlying or its Underlying Index, as applicable. Any such actions could affect the price of an Underlying and the value of the Notes.

Owning the Notes is not the same as owning the Underlyings or the stocks included in their underlying indices.

The return on your Notes may not reflect the return you would realize if you actually owned the Underlyings or stocks included in the related underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the Underlyings or the stocks included in the related underlying index.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the

PS-9

Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

The securities are subject to mid-capitalization risk.

The MDY tracks companies that may be considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the value of the MDY may be more volatile than an investment in stocks issued by larger companies. Stock prices of mid-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded, making it difficult for the MDY to track them. In addition, mid-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

The performance and market value of the MDY during periods of market volatility may not correlate with the performance of its underlying index as well as its net asset value per share.

During periods of market volatility, securities underlying the MDY may be unavailable in the secondary market, market participants may be unable to calculate accurately its net asset value per share and its liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the MDY. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the MDY. As a result, under these circumstances, the market value of shares of the MDY may vary substantially from the net asset value per share of the MDY. For all of the foregoing reasons, the performance of the MDY may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payments on the Notes.

Risks associated with non-U.S. companies.

The value of the FXI and EFA depend, in part, upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the Notes traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the FXI and EFA and, as a result, the value of the Notes.

The value of the FXI is subject to currency exchange risk.

Because the values of the FXI and EFA are related to the U.S. dollar value of stocks included in their respective underlying index, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to

PS-10

the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in their underlying indices, the value of the FXI and EFA will be adversely affected and the payment at maturity on the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in their underlying indices and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in their underlying indices and the United States and other countries important to international trade and finance. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

Risks associated with emerging markets.

An investment in the Notes in which the FXI is an Underlying will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

PS-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Value. We cannot predict the Official Closing Price of any of the Underlyings on any Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any of the Underlyings or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	$100.00*
▶ Hypothetical Barrier Value:	$70.00, 70.00% of the Initial Value
▶ Hypothetical Coupon Trigger:	$70.00, 70.00% of the Initial Value
▶ Hypothetical Contingent Coupon Rate:	9.00% per annum (2.25% for each quarter in which it is payable). If the Official Closing Price of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $630.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value, Coupon Trigger and Barrier Value of each Underlying will be set forth on page PS-3.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Initial Value of each Underlying	$100.00	$100.00	$100.00
Barrier Value of each Underlying	$70.00	$70.00	$70.00
Coupon Trigger of each Underlying	$70.00	$70.00	$70.00
Official Closing Price / Percentage Change of the Least Performing Underlying on the:
First Observation Date	$73.50 / -26.50%	$74.90 / -25.10%	$63.00 / -37.00%
Second Observation Date	$120.00 / 20.00%	$73.50 / -26.50%	$56.00 / -44.00%
Third Observation Date to the last Observation Date immediately prior to the Final Valuation Date	N/A	Various below $70.00 / -30.00%	Various below $70.00 / -30.00%
Final Valuation Date	N/A	$72.10 / -27.90%	$49.00 / -51.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	1 x $22.50 = $22.50	2 x $22.50 = $45.00	0 x $22.50 = $0.00
Payment if Notes are Called	$1,022.50	N/A	N/A
Payment at Maturity	N/A	$1,022.50	$1,000 + ($1,000 x -51.00%) = $490.00
Return of the Notes	4.50%	6.75%	-51.00%

PS-12

Example 1—The Official Closing Price of each Underlying on the second Observation Date is greater than or equal to its Initial Value and each Underlying closed at or above its Coupon Trigger (but below its Initial Value) on the first Observation Date prior to the Notes being called.

Underlying	Initial Value	Final Value
EFA	$100.00	$125.00 (125.00% of Initial Value)
FXI	$100.00	$105.00 (105.00% of Initial Value)
MDY	$100.00	$129.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,022.50

Because the Official Closing Price of each Underlying on the second Observation Date is at or above its Initial Value, the Notes will be called and you will receive $1,022.50 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $22.50 received in respect of the first Observation Date, we will have paid you a total of $1,045.00 per Note, resulting in a 4.50% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Initial Value) on the first two Observation Dates prior to the Final Valuation Date.

Underlying	Initial Value	Final Value
EFA	$100.00	$116.00 (115.00% of Initial Value)
FXI	$100.00	$72.10 (72.10% of Initial Value)
MDY	$100.00	$110.00 (110.00% of Initial Value)

FXI is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-27.90%
Payment at Maturity:	$1,022.50

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Final Settlement Value = $1,000 + $22.50 = $1,022.50

When added to the Contingent Coupon payments of $45.00 received in respect of the first two Observation Dates, we will have paid you a total of $1,067.50 per Note, resulting in a 6.75% return on the Notes.

PS-13

Example 3—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
EFA	$100.00	$110.00 (110% of Initial Value)
FXI	$100.00	$49.00 (49.00% of Initial Value)
MDY	$100.00	$105.00 (105.00% of Initial Value)

FXI is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-51.00%
Payment at Maturity:	$490.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $490.00 per $1,000 in Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -51.00%) = $490.00

Because there was no Contingent Coupon payable in respect of the prior Observation Dates, we will pay you a total of $490.00, resulting in a
-51.00% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the price of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

PS-14

INFORMATION RELATING TO THE UNDERLYINGS

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index (the "Underlying Index"). The shares of the EFA are listed and trade at market prices on a national securities exchange such as the Chicago Board Options Exchange, NASDAQ, NYSE or NYSE Arca under the exchange trading symbol “EFA.”

For more information about the Reference Asset, see “The iShares® MSCI EAFE Index ETF” beginning on page S-24 of the accompanying ETF Underlying Supplement.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the daily historical closing levels from August 1, 2009 through August 9, 2019. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the EFA on any Observation Date, including the Final Valuation Date.

Description of the FXI

The FXI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of 25 of the largest and most liquid Chinese companies that publicly trade on the Hong Kong Stock Exchange and are available to international investors, as measured by the FTSE China 25 Index. The returns of the Reference Asset may be affected by certain management fees and other expenses, which are detailed in its prospectus. The shares of the FXI trade on NYSE Arca under the exchange trading symbol “FXI.”

For more information about the Reference Asset, see “The iShares® FTSE Large-Cap ETF” beginning on page S-14 of the accompanying ETF Underlying Supplement.

Historical Performance of the FXI

The following graph sets forth the historical performance of the FXI based on the daily historical closing prices from August 1, 2009 through August 9, 2019. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the FXI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the FXI on any Observation Date, including the Final Valuation Date.

PS-15

Description of the MDY

We have derived all information relating to the S&P® Midcap 400 ETF Trust (“MDY”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of, and is subject to change by its sponsor, PDR Services, LLC (“PDR”). We have not independently verified the accuracy or completeness of the information derived from these public sources.

Information provided to or filed with the SEC by the MDY under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 936958 through the SEC’s website at http://www.sec.gov. Additional information about PDR and the MDY may be obtained from the SPDR website at http://www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR website is not incorporated by reference in, and should not be considered a part of, this document.

The MDY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index (the “MID”). To maintain the correspondence between the composition and weightings of stocks held by the MDY and component stocks of the MID, the MDY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities. The returns of the MDY may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The MDY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the MID. The MDY will invest in all of the securities which comprise the MID. As of June 30, 2019, the top 5 industry groups by market capitalization of the MID were: Information Technology, Financials, Industrials, Real Estate and Consumer Discretionary.

Description of the S&P MidCap 400® Index

We have derived all information contained in this document regarding the MID, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The MID is calculated, maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the MID.

S&P Publishes the MID

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $1.4 billion to $5.9 billion and covers over 7% of the United States equities market. The calculation of the value of the MID (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the MID with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the MID to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

Computation of the MID

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the MID to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the MID was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the MID (i.e., its Market Value). Currently, S&P calculates the MID based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the MID is proportional to its float-adjusted Market Value.

Under the float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. The float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

All shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” are removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares of a U.S. company traded in Canada as “exchangeable shares” are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block. For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 5% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

PS-16

The MID is also calculated using a base-weighted aggregate methodology: the level of the MID reflects the total Market Value of all the component stocks relative to the MID base date of June 28, 1991. The daily calculation of the MID is computed by dividing the Market Value of the MID component stocks by the Divisor, which is adjusted from time to time as discussed below.

Ongoing maintenance of the MID includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the MID is maintained by adjusting the Divisor for all changes in the MID constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the MID from changing due to corporate actions, all corporate actions which affect the total Market Value of the MID also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the MID remains constant. This helps maintain the level of the MID as an accurate barometer of stock market performance and ensures that the movement of the MID does not reflect the corporate actions of individual companies in the MID. All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the MID. As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the MID and do not require Divisor adjustments.

The table below summarizes the types of MID maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

the component stock and consequently of altering the aggregate Market Value of the MID component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the MID (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor
New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the MID maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the MID. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the MID are updated as required by any changes in the number of shares outstanding and then the Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading on the following Friday (one week later). If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

PS-17

Historical Performance

The graph to the right illustrates the daily performance of this Underlying from August 1, 2009 through August 9, 2019 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.

PS-18

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to any other Underlying occurring on such a date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this document, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. has offered the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.35% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether the Underlyings or any of the entities whose stock is owned by the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for

PS-19

U.S. federal income tax purposes. If the Underlyings or one or more of the entities whose stock is owned by the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is owned by the Underlyings and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is owned by an Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

PS-20

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this document has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this document will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

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TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$3,468,000
Autocallable Contingent Income
Barrier Notes Linked to the Least
Performing of the iShares® MSCI
EAFE Index ETF, the iShares® FTSE
China Large-Cap ETF, and the S&P®
Midcap 400 ETF Trust

August 9, 2019

Pricing Supplement

Pricing Supplement

General	PS-5
Payment on the Notes	PS-5
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-12
Information Relating to the Underlyings	PS-15
Events of Default and Acceleration	PS-19
Supplemental Plan of Distribution (Conflicts of Interest)	PS-19
U.S. Federal Income Tax Considerations	PS-19
Validity of the Notes	PS-21

ETF Underlying Supplement

Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58